UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2010

AIRGAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9344	56-0732648
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

259 North Radnor-Chester Rd., Radnor, PA.		19087-5283
(Address of principal executive offices)		(Zip Code)

(610) 687-5253

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 17, 2010, Airgas, Inc. (the “Company”) entered into a Third Amended and Restated Receivables Purchase Agreement among the Company, as servicer, Radnor Funding Corp., a bankruptcy-remote special purpose entity and wholly-owned subsidiary of the Company (the “SPE”), the various purchaser groups (which consist of bank conduits, their related committed purchasers and their related agents) from time to time party thereto (the “Purchasers”) and the Administrator party thereto (the “Receivables Purchase Agreement”). The Receivables Purchase Agreement amended and restated a previous agreement which was set to expire on March 17, 2010. The Company is also party to an Amended and Restated Purchase and Sale Agreement (the “Sale Agreement”), dated as of December 19, 2002, among the Company, the SPE and certain of the Company’s other subsidiaries (the “Originators”).

Under the Sale Agreement, the Originators sell trade receivables to the SPE, which, pursuant to the Receivables Purchase Agreement, transfers an undivided interest in qualifying trade receivables to the bank conduits. The Company does not provide any financial guarantees of the bank conduits’ obligations. The agents for the bank conduits currently consist of three commercial banks rated double-A or higher.

The maximum availability under the Receivables Purchase Agreement is $295 million. Availability is further subject to customer concentration levels and certain other characteristics of the receivables being transferred. The Receivables Purchase Agreement initially covers all receivables sold and outstanding under the previous agreement. As of March 17, 2010, the full $295 million of availability was used to cover these receivables.

The Receivables Purchase Agreement provides the Company (through the SPE) with funding at a cost that is 95 basis points above the bank conduits’ costs of issuing A1/P1 commercial paper. The Company’s marginal cost of funding under the Receivables Purchase Agreement is 65 basis points higher than the previous agreement. Under the Receivables Purchase Agreement, the SPE is obligated to pay commitment fees and other customary fees to the Purchasers.

Pursuant to the Receivables Purchase Agreement, the Company continues to service, administer and collect the trade receivables on behalf of the bank conduits. The servicing fees charged to the bank conduits approximate the costs of collections.

The Receivables Purchase Agreement contains various customary affirmative and negative covenants and also contains customary default and termination provisions, which provide for acceleration of amounts owed under the Receivables Purchase Agreement upon the occurrence of certain specified events, including, but not limited to, failure by the SPE to pay any amounts due, defaults on certain indebtedness, certain judgments, change in control, certain events negatively affecting the overall credit quality of transferred receivables and bankruptcy and insolvency events.

The foregoing description of the Receivables Purchase Agreement is qualified by reference in its entirety to a copy of the Receivables Purchase Agreement, which is filed herewith as an exhibit and incorporated in this Item 1.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 10.1 - Third Amended and Restated Receivables Purchase Agreement, dated as of March 17, 2010, among Airgas Inc., as Servicer, Radnor Funding Corp., as Seller, the various purchaser groups from time to time party thereto and the Administrator party thereto. (1)

Exhibit 99.1 - Airgas Press Release dated March 18, 2010.

(1)	Certain confidential information contained in this Exhibit was omitted by means of redacting a portion of the text and replacing it with asterisks. This Exhibit has been filed separately with the SEC without the redaction pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 23, 2010 (Registrant)	AIRGAS, INC.
	BY:	/s/ Thomas M. Smyth
Thomas M. Smyth
Vice President & Controller
(Principal Accounting Officer)

Exhibit Index

Exhibit 10.1	Third Amended and Restated Receivables Purchase Agreement, dated as of March 17, 2010, among Airgas Inc., as Servicer, Radnor Funding Corp., as Seller, the various purchaser groups from time to time party thereto and the Administrator party thereto. (1)

Exhibit 99.1	Airgas Press Release dated March 18, 2010.

(1)	Certain confidential information contained in this Exhibit was omitted by means of redacting a portion of the text and replacing it with asterisks. This Exhibit has been filed separately with the SEC without the redaction pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.